Exhibit 4.5

JAGGED PEAK ENERGY INC.

RESTRICTED STOCK UNIT AGREEMENT

(Non-Employee Director Award)

This Agreement is made and entered into as of the Date of Grant set forth in the Notice of Grant of Restricted Stock Units (“Notice of Grant”) by and between Jagged Peak Energy Inc., a Delaware corporation (the “Company”), and you;

WHEREAS, the Company, as part of your compensation for service as a member of the Company’s board of directors (the “Board”) and in order to induce you to materially contribute to the success of the Company, agrees to grant you this restricted stock unit award;

WHEREAS, the Company adopted the Plan (as defined in the Notice of Grant) under which the Company is authorized to grant restricted stock units to certain employees, directors and other service providers of the Company;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Restricted Stock Unit Agreement (Non-Employee Director Award) (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the restricted stock unit award made pursuant to this Agreement.

NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.                                      The Grant.  Subject to the conditions set forth below, the Company hereby grants you effective as of the Date of Grant set forth in the Notice of Grant, as a matter of separate inducement but not in lieu of any cash or other compensation for your services for the Company, an award (the “Award”) consisting of the aggregate number of Shares set forth in the Notice of Grant in accordance with the terms and conditions set forth herein and in the Plan, plus the additional rights to receive possible dividend equivalents, in accordance with the terms and conditions set forth herein.

2.                                      No Shareholder Rights.  The Restricted Stock Units (“RSUs”) granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Shares prior to the date shares of Stock are issued to you in settlement of the Award.

3.                                      Dividend Equivalents.  In the event that the Company declares and pays a dividend in respect of its outstanding Shares on or after the Date of Grant and, on the record date for such dividend, you hold RSUs granted pursuant to this Agreement that have not been settled, the Company shall pay to you an amount in cash equal to the cash dividends you would have received if you were the holder of record as of such record date, of the number of Shares related to the portion of your RSUs that have not been settled as of such record date, such payment (“Dividend Equivalents”) to be made on or promptly following the date that the Company pays such dividend (however, in no event shall the Dividend Equivalents be paid later than 30 days following the date on which the Company pays  such dividend to its shareholders generally).

4.                                      Restrictions; Forfeiture.  The RSUs are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until Shares are issued pursuant to Section 6 following the removal or expiration of the restrictions as contemplated in Section 5 of this Agreement and as described in the Notice of Grant.  In the event you cease to serve as a member of the Board, the RSUs that are not vested on the date of such cessation of service shall be immediately forfeited unless the Committee, in its sole discretion, otherwise elects to accelerate the vesting of such RSUs.

5.                                      Expiration of Restrictions and Risk of Forfeiture.  The restrictions on the RSUs granted pursuant to this Agreement will expire and the RSUs will become nonforfeitable as set forth in the Notice of Grant, provided that you remain a member of the Board until the applicable dates and times set forth therein.  RSUs that have become vested and non-forfeitable as provided in this Agreement are referred to herein as “Vested.”

6.                                      Issuance of Stock.  Shares shall be issued to you in settlement of your RSUs to the extent your Award is Vested within 30 days following the date or event that caused the Award to become Vested.  At the time of settlement, the Company shall cause to be issued Shares registered in your name in payment of the Award.  The Company shall evidence the Stock to be issued in payment of the RSUs in the manner it deems appropriate.  The value of any fractional RSU shall be rounded down at the time Shares are issued to you.  No fractional Shares, nor the cash value of any fractional Shares, will be issuable or payable to you pursuant to this Agreement.  The value of Shares shall not bear any interest owing to the passage of time.  Neither this Section 6 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.

7.                                      Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed.  No Shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act, is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Shares available for issuance.

8.                                      Legends.  The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Sections 4 and 7 of this Agreement on all certificates representing Shares issued with respect to this Award.

9.                                      Continuation as a Director.  Nothing in this Agreement confers upon you the right to continue to serve as a member of the Board.

10.                               Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

11.                               Remedies.  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

12.                               No Liability for Good Faith Determinations.  The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the RSUs granted hereunder.

13.                               Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of RSUs or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, will, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. In addition, the Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a general release of all claims in favor of the Company, any Affiliate and the employees, officers, stockholders or board members of the foregoing in such form as the Company may determine; provided, however, that any review period under such release will not modify the date of settlement with respect to your Award.

14.                               No Guarantee of Interests.  The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

15.                               Company Records.  Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

16.                               Notice.  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

17.                               Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

18.                               Information Confidential.  As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.  In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.  Nothing in this Agreement will prevent you from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity or (b) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent you from making a disclosure that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may make disclosures without violating this Section 18 to the attorney of the individual and use such information in the court proceeding.

19.                               Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

20.                               Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

21.                               Company Action.  Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

22.                               Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

23.                               Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law.  The obligation of the Company to sell and deliver Shares hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

24.                               Amendment.  This Agreement may be amended the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.

25.                               The Plan.  This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

26.                               Nonqualified Deferred Compensation Rules.  This Agreement is not intended to constitute a deferral of compensation within the meaning of Section 409A of the Code and shall be construed and interpreted in accordance with such intent.  Payment under this Agreement shall be made in a manner that will be exempt from or, notwithstanding the preceding sentence, comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee.  The applicable provisions of Section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.